UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2021

YUMANITY THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37695	20-8436652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Guest Street, Suite 4410 Boston, MA	02135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-409-5300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	YMTX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2021, Yumanity Therapeutics, Inc. (the “Company”) announced the appointment of Michael D. Wyzga as Senior Vice President and Chief Financial Officer of the Company, effective on August 16, 2021. Mr. Wyzga was also appointed as the Company’s principal financial officer, effective August 16, 2021.

Mr. Wyzga, age 32, joins the Company from Needham & Company, where he most recently served as Healthcare Investment Banking Vice President and previously served as a Healthcare Investment Banking Associate from June 2014 to August 2021. Prior to that, he served as a Healthcare Corporate and Investment Banking Analyst at CitiGroup, Inc. from 2011 to 2013. Mr. Wyzga received a B.A. in Finance from Lehigh University and an M.B.A. from the Cornell University Johnson School of Business.

In connection with Mr. Wyzga’s election as Senior Vice President and Chief Financial Officer, the Company entered into an employment offer letter (the “Wyzga Agreement”) which provides for, among other things: (i) annual base salary of $350,000; (ii) target annual incentive compensation up to 40% of his annual base salary; and (iii) severance and change in control benefits following termination of employment as described below, subject to Mr. Wyzga’s execution and non-revocation of a separation agreement in a form satisfactory to the Company that shall contain, among other things, a full and general release of claims in favor of the Company, standard post-employment obligations and, as applicable, a noncompetition covenant that restricts certain competitive activities for a specified period of time and compliance with Mr. Wyzga’s Employee Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement (which he is required to sign as a condition of employment). If Mr. Wyzga is terminated without cause or he resigns his employment for good reason (as “cause” and “good reason” are defined in the Wyzga Agreement), he will be entitled to (i) nine months of severance based on his then-annual base salary, and (ii) the employer portion of the COBRA premiums for health benefit coverage for up to nine months to the extent permitted by and consistent with COBRA and other applicable laws. In the event that such termination without cause or resignation for good reason occurs within three months prior to or twelve months following a change of control (as defined in the Wyzga Agreement), then, in lieu of the severance benefits specified in the preceding sentence, Mr. Wyzga will be entitled to receive (i) nine months of severance based on his then-annual base salary, (ii) full vesting of any granted equity awards then held by Mr. Wyzga, (iii) an extension of the deadline to exercise any vested stock options to nine months following the date of termination or, if earlier, the normal expiration date of the options, and (iv) the employer portion of the COBRA premiums for health benefit coverage for up to nine months to the extent permitted by and consistent with COBRA and other applicable laws.

Mr. Wyzga also will be eligible to participate in the Company’s sponsored benefits provided to other Company employees of similar rank and tenure, subject to the terms of and conditions of such policies and programs. Mr. Wyzga will be granted a signing bonus in the form of a cash bonus of $25,000, to be paid on the first payroll date following the one year anniversary of the commencement of his employment with the Company, provided that he remains employed by the Company on the date of payment. In addition, Mr. Wyzga will be granted an option to purchase 65,000 shares of the Company’s common stock, which will vest over four years, with 25% of the shares vesting on the one-year anniversary of the commencement of Mr. Wyzga’s employment and the remaining shares vesting in thirty-six equal monthly installments thereafter, subject to continued employment through the applicable vesting date. The option will be granted as an inducement material to Mr. Wyzga entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

The foregoing summary of the Wyzga Agreement is qualified in its entirety by reference to the full Wyzga Agreement filed herewith as Exhibit 10.1 and incorporated by reference herein.

The Company entered into an indemnification agreement with Mr. Wyzga in connection with his employment, which is in substantially the same form as that entered into with the other executive officers of the Company and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On August 16, 2021, the Company issued a press release titled “Yumanity Therapeutics, Inc. Appoints Michael D. Wyzga as Chief Financial Officer and Announces Inducement Grants”. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto are intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Document

10.1	Employment Offer Letter by and between Yumanity Therapeutics, Inc. and Michael D. Wyzga, dated July 12, 2021 (redacted).

99.1	Press Release of Yumanity Therapeutics, Inc. dated August 16, 2021.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Yumanity Therapeutics, Inc.

Date: August 16, 2021	By:	/s/ Paulash Mohsen
Paulash Mohsen
Chief Business Officer